Exhibit 10.3

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential
Treatment And Was Filed Separately With The Securities And Exchange Commission.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 1, 2016, by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”), and Dr. Maria Fardis (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to engage Executive as the Company’s new President and Chief Executive Officer;

WHEREAS, in connection with Executive’s engagement as the Company’s new President and Chief Executive Officer, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges that Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1.           Employment. The Company hereby employs Executive as of June 3rd, 2016 (the “Effective Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.           Duties.

2.1 Position. Executive shall be employed by the Company in the position of President and Chief Executive Officer. Executive shall have the duties and responsibilities assigned by the Company’s Board of Directors (the “Board”). Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as such duties may be assigned to Executive by the Board from time to time. The Parties agree that the Company intends to relocate its executive offices to a currently undetermined location in the San Francisco Bay Area, California, greater metropolitan area, but within thirty miles driving distance of downtown San Carlos. The Company’s new executive offices, including the terms of the lease, shall be approved by the Company’s Board and shall be reasonably acceptable to Executive. The Parties understand that Executive shall provide her services hereunder primarily from the Company’s new San Francisco Bay area offices. Until the Company relocates its offices to the San Francisco Bay area, Executive shall provide her services from her home office.

2.2 Best Efforts/Full-Time.

2.2(a) Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of her time during normal business hours to advance the interests of the Company. Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company and that other than as required to pursue any legal rights as an employee of the Company, Executive will take no action which in any way harms the business, business interests, or reputation of the Company.

2.2(b) Executive agrees that Executive will not directly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive.

2.2(c) Executive agrees that, during the term of this Agreement, Executive shall work exclusively for the Company. Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company, provided, however, that Executive may, subject to prior approval of the Board of the Company, provide services to civic, community or charitable organizations, and may serve on a board of directors of any entity does not compete with the Company or otherwise compete, directly with the Company’s business of developing and marketing therapies based on T-cells (such as CARs, TCRs and TILs) and T-cell engineering based immunotherapy.

2.2(d) Executive understands and agrees that any information, funds (other than such funds as constitute part of Executive’s compensation) (“Funds”), or property received or developed by Executive during Executive’s employment with the Company that is related to the Company’s business is, or shall become the sole property of the Company. Accordingly, Executive understands and agrees that Executive shall immediately turn over all of the foregoing information, Funds, or property that comes into Executive’s possession during Executive’s employment with the Company, upon the Company’s request.

3.           Term of Employment. However, either Party may terminate this Agreement at any time with or without cause for convenience, effective upon thirty (30) days’ notice to the other Party. Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.

4.           Compensation.

4.1 Base Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay Executive a base salary of $500,000 per year (the “Base Salary”), less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company.

4.2 Stock Options/Restricted Stock Units. As of the Effective Date, Executive shall receive (i) stock options to purchase an aggregate of 500,000 shares of the Company’s common stock, and (ii) 550,000 non-transferrable Restricted Stock Units. To the extent legally permitted, the stock options shall be incentive stock options. The stock options will have an exercise price equal to the fair market value of the common stock on the Effective Date. The foregoing stock options and Restricted Stock Units will vest and be issued as set forth in Exhibit A attached hereto. Except as set forth in Section 6 below, upon the termination of Executive’s employment with the Company, the unvested options and the unvested Restricted Stock Units will be forfeited. In addition to the foregoing grant of options, Executive shall also be entitled to receive stock option grants under the Company’s stock option plan at any time at the discretion of the Board, in such amounts and upon such terms as shall be determined by the Board of Directors, in its sole discretion.

4.3 Sign-Up Bonus. As of the Effective Date, as a signing bonus, Executive shall receive $150,000 on the first day of her employment.

4.4 Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to Executive’s position, as approved by the Board (the year for which the Incentive Plan is implemented is herein referred to as the “Plan Year”). The target potential amount payable to Executive under the Incentive Plan, if earned, shall be 50% of Executive’s Base Salary earned during the applicable calendar year. Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company, and on the condition that Executive is employed by Company on the Incentive Compensation payment date (other than for the purposes of payment of Incentive Compensation under Section 6.2 below), which shall be on or before March 15th of the year following the Plan Year. The payment of any Incentive Compensation pursuant to this Section 4.4 shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, and provided Executive satisfies the conditions for earning the Incentive Compensation. The Company will establish new Incentive Compensation objectives for the remaining portion of the 2016 Plan Year within 30 calendar days after the Effective Date.

4.5 Performance Review. The Company will periodically review Executive’s performance on no less than an annual basis and increase (but not decrease) Executive’s salary or other compensation, as it deems appropriate in its sole and absolute discretion.

4.6 Customary Fringe Benefits. Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Executive shall include group health and dental insurance, vision and sick and family leave, as well as participation in a 401-K plan once such plans have been established and implemented.

4.7 Personal Time Off (“PTO”). Executive will be eligible to receive 20 PTO days per year. PTO is an accrued benefit and will be paid out at termination in accordance with the Company’s standard PTO policies.

4.8 Business Expenses; Office Sublease. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

5.           Confidentiality and Proprietary Agreement. Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), which Executive has signed and is incorporated herein by reference.

6.           Termination of Executive’s Employment.

6.1 Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) a failure by Executive to perform any of her material obligations under this Agreement; (ii) the death of Executive or her disability resulting in her inability to perform her reasonable duties assigned hereunder for a consecutive period of 90 days; (iii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iv) Executive’s improper use or disclosure of the Company’s confidential or proprietary information; or (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform her duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; provided, however, that prior to termination for Cause under clause (i) of this paragraph, Executive shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Executive under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure the same if such default is a failure by Executive to perform any of her material obligations under this Agreement. In the event Executive’s employment is terminated in accordance with this subsection 6.1, Executive shall be entitled to receive only the Base Salary and any earned Incentive Compensation (as defined in Section 4.4 above) then in effect, prorated to the date of termination. All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.2 Termination Without Cause By The Company/Separation Package. The Company may terminate Executive’s employment under this Agreement without Cause (as the term “Cause” is defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination without Cause during the six-month period ending December 3rd, 2016, Executive will receive (i) Executive’s Base Salary through the date of termination, (ii) the full amount of any Incentive Compensation that was earned under Section 4.4 up to the date of termination (notwithstanding any provisions of Section 4.4 which require employment with the Company on the date of the Incentive Compensation payment date), and (iii) two month’s Base Salary for each full month between the Effective Date and the date of termination. If Executive’s employment agreement is terminated by the Company without Cause after December 3rd, 2016, in addition to the payments referred to in the immediately preceding sentence, (i) there shall be a twelve-month acceleration of unvested stock options and unvested time-based Restricted Stock Units, (ii) Executive shall have an additional twelve months from the date of termination within which to exercise her vested stock options, and (iii) Executive shall receive a “Severance Payment” equivalent to twelve months of Executive’s then Base Salary and a full year’s Incentive Compensation, payable in full within thirty (30) days after termination. The Company will issue the shares underlying the foregoing vested time-based Restricted Stock Units within ten (10) calendar days after the date of termination. As a condition to receiving the payments under this Section 6.2 Executive shall first satisfy the Severance Conditions. For purposes of this Agreement, the “Severance Conditions” are defined as (1) Executive’s execution and non-revocation of a standard full general release, releasing all claims, known or unknown, that Executive may have against the Company arising out of or in any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Executive’s reaffirmation of Executive’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement. Following payment of the Severance Payment, Base Salary and any Incentive Compensation through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.3 Change of Control/Acceleration and Termination. For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of all or substantially all of the capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board. Immediately upon a Change of Control, all of Executive’s time based stock options and all Restricted Stock Units shall immediately vest, whether or not Executive’s employment is terminated. If, either before or after a Change of Control the Executive’s employment is terminated by the Company for any reason other than Cause, then Executive shall also receive all of the cash payments set forth in Section 6.2 above.

6.4 Resignation. Executive shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice; provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement and Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination. Notwithstanding the foregoing, Executive has the right upon thirty (30) days written notice to the Company to terminate Executive’s employment for “Good Reason” due to occurrence of any of the following: (i) the Company’s requirement that Executive’s principal place of work relocate more than thirty (30) miles driving distance from downtown San Carlos without the written consent of Executive, (ii) a material adverse change in Executive’s duties and responsibilities; (iii) any failure by the Company to pay, or any material reduction by Company of, the base salary, or any failure by Company to pay any Incentive Compensation to which Executive is entitled pursuant to Section 4; or (iv) the Company creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive. In the event that Executive terminates her employment for Good Reason, then Executive shall be entitled to receive the Base Salary, any earned Incentive Compensation, Severance Payment and stock option and Restricted Stock Units vesting and exercisability as if Executive were terminated by the Company without Cause under Section 6.2, subject to Executive’s compliance with all of the Severance Conditions.

6.5 Application of Section 409A.

6.5(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

6.5(b) The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

6.5(c) Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6.5(d) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than 30 days from the date the expenses are submitted to the Company; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.5(e) For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.           General Provisions.

7.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

7.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

7.3 Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

7.4 Obligation to Defend and Hold Harmless. The Company is aware of Executive’s past work history within the pharmaceutical industry. It is neither the intention of the Company, nor Executive, that Executive share with the Company any confidential and/or trade secret information derived from Executive’s past employments. However, the Parties are aware of the fact that former employers at times do pursue specious claims and file lawsuits for improper purposes. Therefore, in the event that any claim, demand, lawsuit, and/or or other legal proceeding is brought against Executive at any time by one of her prior employers based the improper use or misappropriation of the former employer’s confidential and/or trade secret information for the benefit of the Company, the Company agrees to defend Executive in such law suit and/or other legal proceeding and to pay all of Executive’s Expenses incurred in such lawsuit and other legal proceeding. The term “Expenses” shall include, without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, reasonable travel expenses, and other disbursements or expenses of the types customarily incurred in connection with judicial proceedings, but shall not include the amount of judgments, fines or penalties against Executive or amounts paid in settlement in connection with such matters; provided, however, that the Company will pay the amount of a settlement of such lawsuit or legal proceeding if the settlement terms are acceptable to both the Company and Executive. If Executive shall reasonably conclude and advise the Company in writing that there is a conflict of interest on any significant issue between the Company and Executive in the conduct of the defense of such lawsuit or other legal proceeding, Executive may engage her separate counsel at the Company’s expense, including, but not limited to payment of all costs and attorneys’ fees separately incurred by Executive as they become due and payable.

7.5 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

7.6 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of California. The parties submit to the exclusive jurisdiction of the state and federal courts of California, with state courts being venued in San Mateo County, California, and federal courts being venued in San Francisco, California.

7.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the following addresses/numbers, or such other address as either party may specify in writing, but in all events a copy of all notices shall be sent to the receiving party by email, as well as one other method as specified under this Section:

NOTICE TO COMPANY: Lion Biotechnologies, Inc., a Nevada corporation, c/o Chairman of the Audit Committee, 112 West 34th Street, 18th Floor, New York, New York 10120, (212) 946-4856; Ryan Maynard rmaynard@rigel.com

NOTICE TO EXECUTIVE: Dr. Maria Fardis, 105 Aberdeen Dr., San Carlos, CA 94070; 650-722-2398; m_fardis@yahoo.com

7.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE:

Maria Fardis

/s/ MARIA FARDIS

Address:	105 Aberdeen Dr.
San Carlos, CA 94070

COMPANY:

Lion Biotechnologies, Inc.

By:	/s/MOLLY HENDERSON
Name: Molly Henderson
Title: Chief Financial Officer

EXHIBIT A

Provided that Executive is still employed with the Company on the following dates (excluding cases noted under sections 6.2 and 6.3), the foregoing stock options will vest as to 25% (125,000 shares) on the first anniversary of the Effective Date, with remaining options vesting in equal monthly installments over the 36-month period following the first anniversary of the Effective Date. Provided that Executive is still employed with the Company on the following dates (excluding cases noted under sections 6.2 and 6.3), the foregoing 550,000 Restricted Stock Units will vest as to (i) 25% (137,500 Restricted Stock Units) on the first anniversary of the Effective Date, (ii) 25% (137,500 Restricted Stock Units) upon the completion enrollment of the ongoing Phase 2 melanoma study (N=20); (iii) 25% (137,500 Restricted Stock Units) when capacity for TIL manufacturing [* * * * *], and (iv) 25% (137,500 Restricted Stock Units) monthly in equal installments over the 36-month period following the first anniversary of the Effective Date. The Company will issue shares of common stock for the vested Restricted Stock Units under foregoing subparagraphs (i), (ii) and (iii) within ten (10) calendar days of those vesting dates, and will issue a number of shares of common stock for the vested Restricted Stock Units under subparagraph (iv) above within the first ten (10) calendar days of the calendar year following the calendar year in which such vesting of the Restricted Stock Units occurs.